SNYDER OIL CORPORATION

                    Notice of Annual Meeting of Stockholders

                               and Proxy Statement

                                 April 21, 1997











IMPORTANT: IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, THE ACCOMPANYING FORM OF PROXY SHOULD BE COMPLETED, SIGNED AND RETURNED AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                                          Snyder Oil Corporation






                                       April 21, 1997

Dear Stockholder:

         On behalf of the Board of Directors, it is our pleasure to invite you to attend your 1996 Annual Meeting of Stockholders, which will be held in Fort Worth, Texas, on Wednesday, May 21, 1997 at 9:00 a.m. Central Standard Time.

         Details of the meeting are given in the enclosed Notice of the Annual Meeting and Proxy Statement. During the meeting, we plan to review the business and affairs of the Company and our plans for the coming year.

         Your representation and vote are important. We urge you to vote your shares whether or not you plan to come to the Annual Meeting. Please consider, complete, date, sign and return the enclosed proxy card promptly to eliminate a costly follow-up mailing. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.

                                   Sincerely,



                                   /s/ John C. Snyder
                                   --------------------------
                                   John C. Snyder
                                   Chairman






              777 Main Street Fort Worth, Texas 76102 817/338-4043

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           To be Held on May 21, 1997

To the Stockholders of Snyder Oil Corporation:

         The Annual Meeting of Stockholders of Snyder Oil Corporation (the "Company") will be held at the Petroleum Club, 39th floor of the Continental Plaza Building, 777 Main Street, Fort Worth, Texas, on Wednesday, May 21, 1997, at 9:00 a.m. local time. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's headquarters, 777 Main Street, Fort Worth, Texas. Such list will also be produced at the time and place of the meeting and be kept open during the meeting for the inspection by any stockholder who may be present. The purposes for which the meeting is to be held are as follows:

         1.    To elect a board of nine directors to serve for the ensuing year.

         2. To approve the Company's 1989 Stock Option Plan, as amended to comply with Section 162(m) of the Internal Revenue Code.

         3. To transact any other business which properly may be brought before the Annual Meeting or any adjournment(s) thereof.

         Subject to the provisions of the By-laws of the Company, registered stockholders as of April 4, 1997 (i) who are individuals may attend and vote at the Annual Meeting in person or by proxy or (ii) which are corporations may attend and vote at the Annual Meeting by proxy or by a duly authorized representative.

         Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to stockholders, their proxies and invited guests of the Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ Peter E. Lorenzen
                                    ----------------------------
                                    Peter E. Lorenzen
                                    Secretary

April 21, 1997
Fort Worth, Texas

                             SNYDER OIL CORPORATION

                                 777 Main Street
                                   Suite 2500
                             Fort Worth, Texas 76102

                                ----------------

                                 PROXY STATEMENT

                                       for

                         ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 21, 1997
                                ----------------

Introduction

         The Board of Directors of Snyder Oil Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Fort Worth, Texas on May 21, 1997 at 9:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 21, 1997.

Voting of Proxies

         This proxy solicitation is intended to afford stockholders the opportunity to vote on the election of directors and in respect of such other matters, if any, as may be properly brought before the Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election as directors and to vote against or abstain from voting on any other matter if the stockholder so chooses.

         At the close of business on April 4, 1997, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 30,555,365 shares of common stock, $.01 par value (the "Common Stock"). Each such share of Common Stock is entitled to one vote at the Annual Meeting. A majority of the outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting.

         Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted for the nominees for director and proposals identified herein.

Election of Directors

         The By-laws of the Company (the "By-laws") and Delaware Law provide that the directors be elected annually by a plurality of the votes of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. A stockholder's abstention from voting will be counted in determining whether such a plurality vote was cast only if such stockholder is represented in person or by proxy at the Annual Meeting. Abstentions by or on behalf of shareholders not so represented and broker non-votes will be disregarded. The Board of Directors has, by resolution, fixed the number of directors at nine. Each nominee is presently serving as a director and has served as a director of the Company or its predecessor for the period indicated in his biography. The term of each director presently serving will terminate at the Annual Meeting when the respective successor of each is elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


         The Board of Directors recommends that the stockholders vote FOR the nominees listed below.

Nominees for Election at Annual Meeting:

         Roger W. Brittain (60), director since 1983, is a director of Guinness Mahon & Co. Limited ("GM&Co."), a London merchant bank. In March 1990, he became the Managing Director of Guinness Mahon Energy Services Limited, a subsidiary of GM&Co. formed to provide investment banking and consultant services to the oil and gas industry. Mr. Brittain was a founder and the Managing Director of Energy Management and Finance Limited ("EMF"), a position he held from 1985 to September 1989. EMF managed TR Energy Public Limited Company ("TR Energy"), an investment company making oil and gas investments in the United States. From 1980 through October 1989, Mr. Brittain was first Managing Director and from mid-1987 an Executive Director of TR Energy. From 1977 to 1980, Mr. Brittain was a director of Shaw Wallace & Co. Ltd., Calcutta, India. From 1967 to 1977, he was associated with Hill Samuel & Co. Ltd., William Brandts & Sons Ltd. and Edward Bates and Sons Ltd., merchant banks in London. Prior to that time, Mr. Brittain was with Her Majesty's Foreign Service. Mr. Brittain was educated at Marlborough College and received his M.A. Degree from Balliol College, Oxford. Mr. Brittain serves as Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Brittain serves as a director of Seaunion Holdings Limited, an oil and gas company listed on the Hong Kong Stock Exchange.

         John A. Hill (55), director since 1981, is a Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the Federal Government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is a trustee of the Putnam Funds in Boston and a director of Maverick Tube Corporation, a supplier of tubular goods, and Weatherford-Enterra Corporation, an oilfield services company. Mr. Hill serves as Chairman of the Compensation and Governance Committees and as a member of the Executive Committee.

         William J. Johnson (62), director since 1994, is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation. Previously, he was a director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson is a director of Patina Oil & Gas Corporation ("Patina"). Mr. Johnson serves as a director of Tesoro Petroleum Corporation, an integrated petroleum and oilfield service company, and Camco International, an oilfield manufacturing company. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston. Mr. Johnson serves on the Audit, Compensation and Governance Committees.

         William G. Hargett (47), will become a director and President and Chief Operating Officer of the Company on May 2, 1997. Previously, Mr. Hargett was President and a director of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian based Western Mining Corporation, from 1994 until the sale of Greenhill to Mesa Petroleum in April 1997. Mr. Hargett was President of Amax Oil & Gas Inc., a subsidiary of Amax Energy Inc., from September 1993 until April 1994 when Amax was sold to Union Pacific Resources Company. From 1988 to 1993, Mr. Hargett was President and Chief Executive Officer and a director of North Central Oil Corporation, a private exploration and production company with both U.S. and international operations. From 1974 to 1988, Mr. Hargett was employed by Tenneco Oil Corporation, most recently as Exploration Manager in charge of the Gulf Coast onshore basin and Texas State offshore. Mr. Hargett

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


earned his Bachelor and Master of Science degrees in geology from the University of Alabama and has completed the Duke University Executive Education Program.

         B.J. Kellenberger (71), director since 1989, is the founder and owner of Kelloil, Inc., which is engaged in exploration and production of oil and natural gas and secondary recovery of oil. In 1965, he founded Shenandoah Oil Corporation and served as President, Chief Executive Officer and Chairman of the Board until its voluntary liquidation in 1979. Mr. Kellenberger is a director of The Jefferson Energy Foundation and a trustee of the Cassata Learning Center. Mr. Kellenberger serves on the Audit and Executive Committees.

         Harold R. Logan, Jr. (52), is being nominated for election as director at the Annual Meeting. Mr. Logan is Executive Vice President/Finance and a director of TransMontaigne Oil Company, a holding company engaged in providing distribution and marketing services to the downstream sector of the oil and gas industry. Previously, from 1985 to 1994, Mr. Logan was Senior Vice President/Finance and a director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. Mr. Logan also serves as a director of Suburban Propane Partners, L.P.

         James E. McCormick (69), director since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryx, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, B. J. Services, Inc., an oilfield service company, and TESCO Corporation, a manufacturer of oil field drilling systems. Mr. McCormick serves on the Compensation and Governance Committees.

         Edward T. Story (53), a director and Vice President -- International of the Company and President of SOCO International, Inc., joined the Company in 1991 and became a director of the Company in February 1996. From 1990 to 1991, Mr. Story was Chairman of the Board of a jointly-owned Thai/US company, Thaitex Petroleum Company. Mr. Story was co-founder, Vice Chairman of the Board and Chief Financial Officer of Conquest Exploration Company from 1981 to 1990. He served as Vice President Finance and Chief Financial Officer of Superior Oil Company from 1979 to 1981. Mr. Story held the positions of Exploration and Production Controller and Refining Controller with Exxon USA from 1975 to 1979. He held various positions in Esso Standard's international companies from 1966 to 1975. Mr. Story received a Bachelor of Science Degree in Accounting from Trinity University, San Antonio, Texas and a Masters of Business Administration from The University of Texas in Austin, Texas. Mr. Story serves as a director of First BanksAmerica, Inc., a bank holding company, Hi/Lo Automotive, Inc., a distributor of automobile parts, Hallwood Realty Corporation, the general partner of Hallwood Realty Partners, L.P., an American Stock Exchange-listed real estate limited partnership, and Seaunion Holdings Limited, an oil and gas company listed on the Hong Kong Stock Exchange.

         John C. Snyder (55), a director and Chairman, founded one of the Company's predecessors in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder serves as a director of Patina Oil & Gas Corporation. Mr. Snyder serves on the Executive Committee.

Board and Committee Meetings; Committees of the Board

         The Board held nine meetings in 1996. All directors nominated for reelection attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which they served, except Mr. Hill, who attended 63% of such meetings.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


         The Board has established four committees to assist in the discharge of its responsibilities. The committee membership of each director is included with his biography.

         Executive Committee. The Executive Committee may exercise many of the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. Although the Committee has very broad powers, in practice it meets only when it would be impractical to call a meeting of the Board.
The Executive Committee did not meet during 1996.

         Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The Audit Committee met twice during 1996.

         Compensation Committee. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The Compensation Committee met four times during 1996.

         Governance Committee. The Governance Committee was established to make recommendations to the Board of Directors regarding policies on the composition of the Board and committees of the Board, criteria for selection of nominees for election to the Board and committees thereof, the roles and functions of committees of the Board, nominees for membership on the Board and removal of members of the Board. The Governance Committee met twice during 1996.

Director Compensation

         Non-employee directors of the Company receive an annual retainer, payable quarterly, of 2,000 shares of the Company's common stock. In addition, non-employee directors receive $2,000 for attendance at each Board of Directors meeting, and $750 for attendance at each meeting of a committee of the Board of Directors, in each case excluding telephone meetings. Non-employee directors are also reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

         The   Directors   Stock  Plan  also  provides  that  the  Company  will
automatically grant to each non-employee director, on the date of his appointment, election, reappointment or reelection as a member of the Board of Directors, a stock option for 2,500 shares of common stock. The exercise price for all Director Options is the fair market value on the date of grant. The duration of each option is five years from the date of award, and each option vests as to 30% of the shares covered after one year, an additional 30% of the shares after two years, and all remaining shares three years after the date of grant.

Beneficial Ownership of Securities

         The following table provides information as to the beneficial ownership of common stock of the Company as of April 4, 1997, by each person who, to the knowledge of the Company, beneficially owned 5% or more of the common stock, each director of the Company and by all executive officers and directors of the Company as a group. No directors or executive officers of the Company beneficially owns any equity securities of the Company other than common stock. The business address of each individual listed below is: c/o Snyder Oil Corporation, 777 Main Street, Fort Worth, Texas 76102.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


                                                                     Common Stock
                                                      --------------------------------------------
                                                          Number of                Percent of
                                                            Shares                    Class
       Owner                                            Owned  (a)(b)              Outstanding
--------------------------                            -----------------        -------------------

John C. Snyder                                             1,944,553                    6.3 %
Edward T. Story                                               57,620                     *
Roger W. Brittain                                             28,785                     *
John A. Hill                                                 102,454                     *
William P. Johnson                                             8,950                     *
William G.  Hargett                                                0                     *
B.J. Kellenberger                                             21,023                     *
Harold R.  Logan, Jr.                                              0                     *
James E. McCormick                                            18,950                     *
All executive officers
  and directors as a group                                 2,640,405                    8.5

Thomas J. Edelman (c)                                      1,611,481                    5.2
The Crabbe Huson Group, Inc.  (d)                          2,842,600                    9.0
GEM Capital Management, Inc.  (e)                          2,006,407                    6.3
Franklin Resources Inc. (f)                                2,223,875                    6.6
Union Pacific Corp. (g)                                    2,053,231                    6.2

--------------------------

*     Less than 1%.

(a) The number of shares in the table includes 238,140 shares that the named executive officers and directors and 501,170 shares that all executive officers and directors as a group have the right to acquire within 60 days after April 4, 1997 including 137,700 for Mr. Snyder and 57,620 for Mr. Story.

(b) Of the shares shown, beneficial ownership of 302,660 is disclaimed by Mr. Snyder and 302,660 by all executive officers and directors as a group. To the knowledge of the Company, each person holds sole investment and voting power over the shares shown, except Mr. Snyder shares such powers with respect to 660 shares, Mr. Hill shares investment power with respect to 37,006 shares, Mr. Brittain shares investment power with respect to 500 shares and all officers and directors as a group share such powers with respect to 41,526 shares.

(c) Includes 292,600 shares that Mr.Edelman has the right to acquire within 60 days after April 4, 1997. Mr.Edelman has sole investment and voting power over the shares shown, except 167,198 shares with respect to which Mr. Edelman shares such powers. Mr. Edelman disclaims beneficial ownership of 155,198 of the shares shown.

(d) The number of shares is based on information set forth in the Schedule 13G dated February 7, 1997 by The Crabbe Huson Group, Inc, The Crabbe Huson Special Fund, Inc. and Crabbe Huson Small Cap Fund. As reported therein, the number of shares includes, 1,647,700 shares of common stock owned by The Crabbe Huson Special Fund, Inc., 41,200 shares of common stock owned by The Crabbe Huson Small Cap Fund, and 1,153,700 shares of common stock held by investors for whom The Crabbe Huson Group serves as investment advisor and with whom it shares voting and dispositive power.

(e) The number of shares reported is based on information set forth in Amendment No. 2 to Schedule 13D dated January 21, 1997 filed by Gem Capital Management, Inc., Oak Tree Partners, L.P., GEM Convertible Securities Partners, L.P., GBU Inc. and Gerald B. Unterman. As reported therein, Oak Tree was the beneficial owner of 689,977 shares of common stock, GEM Capital, through various managed accounts over which it has investment discretion, was the beneficial owner of 1,246,570 shares (including 517,071 which its managed accounts have the right to acquire upon conversion of preferred stock), and GEM Convertible was deemed to be the beneficial owner of 60,860 shares issuable upon conversion of preferred stock.


                                        5



Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


(f)   The number of shares reported is based on information  set  forth  in  the
      Schedule 13G dated February 12, 1997 filed by Franklin Resources Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisors, Inc. ("Advisors"). The number of shares reported represents shares assumed to be issued upon conversion of 332,030 shares of convertible preferred stock and $42.5 million principal amount of convertible notes held by investment companies or other managed accounts advised by Advisors. Advisors has sole investment and voting power with respect to such securities.

(g) Represents shares that may be purchased by Union Pacific Resources Company, a subsidiary of Union Pacific Corp., upon exercise of warrants. Such person's address is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.


Executive Compensation

         Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were at December 31, 1996 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                         Summary Compensation Table (a)


                                               Annual Compensation             Long-Term Compensation
                                           ---------------------------       --------------------------

                                                                                Stock
                                                                               Option           All
   Name and Position           Year            Salary       Bonus (b)          Awards (c)     Other (d)
-----------------------      --------      -------------  ------------       -------------  -----------
John C. Snyder                  1996          $381,652      $400,000            48,700        $41,179
Chairman and Chief              1995           364,992       100,000            48,600         41,543
   Executive Officer            1994           363,324             0            48,000         89,232

Thomas J. Edelman (e)           1996           356,652       913,795            45,300         67,500
President of the Company;       1995           339,984       140,000            45,300         41,543
Chairman, Patina Oil            1994           338,320             0            44,000         89,232
& Gas Corporation

Edward T. Story                 1996           211,167        163,795 (f)       15,400         41,179
Vice President,                 1995           192,000       100,000            30,000         41,543
   International                1994           190,833        60,000            10,000         39,232

Peter C.  Forbes  (g)           1996           176,923       110,000            25,000              0
Vice President,                 1995            68,077        37,000                 0              0
   Offshore

Rodney L.  Waller               1996           143,667       125,000            26,000         40,354
Vice President,                 1995           137,000        80,000            18,500         39,807
   Special Projects             1994           136,166        20,000            10,600         31,472

------------------------
(a) Excludes the cost to the Company of other compensation that, with respect to any Named Officer, does not exceed the lesser of $15,000 or 10% of the Named Officer's salary and bonus.

(b) Bonuses are paid in March of each year based on performance during the preceding year. Bonus amounts are included in the year preceding the year in which the bonus is paid.

(c) Stock options are generally granted in February of each year based in part on performance during the preceding year.


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(d)      Includes  amounts  accrued for the fiscal  year for the Named  Officers under the Company's Profit Sharing and Savings Plan and as matching contributions under the Company's Deferred Compensation Plan for Select Employees as follows:


                                     Profit Sharing Plan                   Deferred Compensation Plan
                                -----------------------------             -----------------------------
                                  1994       1995       1996               1994       1995       1996
                                -------    -------    -------             -------    -------    -------
         John C.  Snyder        $14,232    $16,543    $16,179             $75,000    $25,000    $25,000
         Thomas J.  Edelman      14,232     16,543     30,000(x)           75,000     25,000     37,500(x)
         Edward T.  Story        14,232     16,543     16,179              25,000     25,000     25,000
         Peter C.  Forbes           N/A          0     16,179                 N/A          0          0
         Rodney L.  Waller       12,602     14,807     15,345              18,870     25,000     25,000
         --------------------------


         (x)  Of  such  amounts, Patina accounted  for  $13,821 under the Profit
              Sharing Plan and $12,500 under the Deferred Compensation Plan.

(e) On July 1, 1996, Mr. Edelman became Chairman of Patina, a 74% owned subsidiary of the Company that is listed on the New York Stock Exchange. Mr. Edelman's salary for 1996 includes $166,660 which was either received by him as salary from Patina or for which the Company was reimbursed by Patina for his services. Mr. Edelman's bonus for 1996 included $163,795 in profits realized by him upon his exercise of options issued to him by Command Petroleum Ltd. ("Command") in consideration of his service as a director. These options had been held by Mr. Edelman on behalf of the Company.

(f) Mr. Story's bonus is represented by the profit realized by Mr. Story upon his exercise of options issued to him by Command in consideration of his service as a director. These options had been held by Mr. Story on behalf of the Company.

(g) Mr. Forbes's salary for 1995 represents his salary from July 1, 1995, the date on which he commenced employment with a subsidiary of the Company, through December 31, 1995.




Stock Options

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of common stock to key employees of the Company and its affiliates and certain other persons who are not employees of the Company or its affiliates, but who from time to time provide substantial advice or other assistance or services to the Company or its affiliates. The plan permits options to acquire up to three million shares of common stock to be outstanding at any one time. During 1996, options to purchase 517,050 shares of common stock were granted to 104 employees at an average exercise price of $9.50 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant. All options granted during 1996 were for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years.

         Shown below is information with respect to (a) options granted during 1996 to the Named Officers and (b) options to purchase common stock granted in 1996 and prior years under the Company's stock option plans to the Named Officers and either exercised by them during 1996 or held by them at December 31, 1996.


                                        7

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--------------------------------------------------------------------------------

                               Stock Option Grants
                                                                                      Potential Realizable Value
                                        Percentage                                    at Assumed Annual Rates of
                                         of Total                                    Stock Price Appreciation (a)
                             Options     Grants in      Exercise      Expiration     ----------------------------
        Name                 Granted       Year           Price          Date            5%                10%
-----------------           ---------  -----------    ------------   ------------    ----------        ----------
John C. Snyder                48,700       9.42%         $9.375        2/20/01        $126,140          $278,736
Thomas J. Edelman             45,300       8.76%         $9.375        2/20/01        $117,333          $259,276
Edward T.  Story              15,400       2.98%         $9.375        2/20/01       $  39,888         $  88,142
Peter C.  Forbes              25,000       4.84%         $9.375        2/20/01       $  64,753          $143,088
Rodney L.  Waller             11,000       2.13%         $9.375        2/20/01       $  25,492         $  62,959
                              15,000       2.90%         $9.500        5/21/01       $  39,370         $  86,998

(a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than the amounts shown. For options granted during 1996 at an exercise price of $9.375, the values shown for 5% and 10% appreciation equate to a stock price of $11.97 and $15.10, respectively, at the expiration date of the options.

                                    Stock Option Exercises and Year End Values
                                                                                         Value of
                                                      Number of Unexercised      Unexercised In-the-Money
                                                    Options at Year End 1996     Options at Year End 1996
                      Shares Acquired     Value    --------------------------   --------------------------
       Name             on Exercise     Realized   Exercisable  Unexercisable   Exercisable  Unexercisable
------------------    ---------------   --------   -----------  -------------   -----------  -------------
John C. Snyder             92,000        $580,750      89,380       101,920        $248,635       $500,165
Thomas J. Edelman          43,000          91,375     125,990        94,610         721,418        465,458
Edward T. Story                 0               0      40,000        40,400          29,250        191,450
Peter C.  Forbes                0               0           0        25,000               0        200,000
Rodney L.  Waller          10,000          18,750      31,910        43,190         175,538        248,213

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         The Compensation Committee of the Board of Directors, which is composed of independent members of the Board, establishes the general compensation policies of the Company, establishes the compensation plans and compensation levels for officers and certain other key employees and administers the Company's stock option plan and deferred compensation plan. In establishing compensation levels, the Committee establishes the specific compensation of Messrs. Snyder and Edelman. The Committee establishes salary and bonus ranges for other officers and key employees, and generally approves specific amounts within those ranges on the recommendation of management.

         In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options are intended both to retain executives and to motivate them to improve long-term stock market performance.

         In establishing total cash compensation (base salary plus "expected bonus") for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Adjustments, in large part subjective, are made to account for cases in which the responsibilities of Company executives differ from the responsibilities of executives of the companies surveyed. Base salaries have historically been set below the median, so that bonuses, which,

                                        8

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--------------------------------------------------------------------------------


except for the most senior officers, are primarily determined by individual performance, will constitute a larger portion of cash compensation. The Committee is advised annually by independent consultants as to compensation levels of competitors, based on detailed data relating to approximately 30 companies believed to be most comparable to the Company as well as the results of more general surveys. The companies surveyed by the independent consultants are selected by the consultants in consultation with the Committee and are intended to be most representative of the companies with which the Company competes for its personnel requirements. Guided by this survey, compensation ranges are established, and individual executive compensation within these
ranges  is  determined   based  upon  the  individual's   responsibilities   and
performance.

         Mr. Snyder's base salary was increased $20,000, or approximately 5.5%, effective March 1, 1996. Generally, changes in Mr. Snyder's compensation are not based on any particular measure of performance, but are determined subjectively by the Committee based on corporate performance, salaries of chief executive officers of comparable companies and other factors considered applicable by the Committee.

         Mr. Snyder's bonus is based primarily on Company performance. The Committee has not established any particular formula or singled out particular factors as more important than others. The Committee considers various factors, including growth in reserves, net income and cash flow, as well as performance of the Company's common stock. The Committee also considers other matters, such as the extent to which these factors were influenced by management decisions during the year and steps taken by management to position the Company for future growth. Based on these and other considerations, the Committee awarded Mr. Snyder a bonus of $400,000 for 1996. In arriving at this amount, the Committee considered, among other things, that nearly all aspects of Company performance during 1996 showed significant improvement. The Committee also considered actions taken during 1996, including sales of assets, the redeployment of capital to redistribute the Company's assets and enhance its focus and implementation of additional controls and reporting systems, that were directed toward enhancing the Company's financial condition and improving future performance. Mr. Edelman was awarded a bonus of $500,000 for 1996 performance. In making this award, the Committee considered that the Committee had already awarded Mr. Edelman a special bonus of $250,000 during the year upon formation of Patina Oil & Gas Corporation, a transaction initiated and implemented by Mr. Edelman, and had allowed Mr. Edelman to retain approximately $164,000 of profits realized upon the exercise of options granted to him (and held for the Company's benefit) by Command Petroleum Limited. The profits on the Command option were realized when the Company's investment in Command, which had been initiated by Mr. Edelman, was acquired in a transaction that resulted in a $65.5 million pretax gain to the Company. In the aggregate, $414,000 of Mr. Edelman's incentive compensation for 1996 was based on the success of these two specific transactions. The remainder of Mr. Edelman's incentive compensation was based on progress in other strategic projects under his direction, including growth of a substantial presence in the Gulf of Mexico and increasing value to the Company's shareholders through greater recognition of the value of the Company's international investments. Bonuses for other officers and key employees are influenced by Company performance, but are determined primarily based on senior management's assessment of performance of the executive's duties and success in attaining specific performance goals which are directed toward improving operating unit and Company performance. In the aggregate, bonuses awarded to executive officers for 1996 were significantly higher than in prior years, reflecting the Committee's view that Company performance had improved significantly in nearly all areas.

         Stock options are granted annually to Mr. Snyder and other executives and key employees to retain and motivate the grantees and to improve long-term stock market performance. Options are granted only at the prevailing market price and will have value only if the price of the Company's common stock increases. Generally, options have a term of five years and vest 30% after one year, an additional 30% after two years and are fully vested after three years; an employee must be employed by the Company at the time of vesting in order to exercise the options.

         The Committee generally determines the number of options granted to Mr. Snyder and to other executives and key employees based on a formula under which the number of options granted is equal to a percentage, which varies with the degree to which an individual's responsibilities might affect the long-term price of the Company's stock, of the individual's base salary. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate. One such award of 15,000 options to Mr. Waller was made during 1996.

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--------------------------------------------------------------------------------


         The Committee maintains a Deferred Compensation Plan for Select Employees as a means to provide additional incentives for key employees to remain in the employ of the Company. Under the Plan, key employees selected by the Committee are permitted the defer a portion of their compensation for periods determined by them or until their employment by the Company ceases. The Committee also determines annually the matching contribution to be made by the Company and may, in addition, authorize additional Company contributions to be made on behalf of designated individuals. Company matching contributions vest over three years through December 31, 1996 and four years thereafter, and additional Company contributions vest over the period determined by the Committee. The Committee designated 21 key employees, including all executive officers, as eligible to participate during 1996 and determined that Company contributions would equal one-third of each participant's contribution, up to a maximum Company contribution of $25,000 for any participant.

                                                COMPENSATION COMMITTEE
                                                John A.  Hill,  Chairman
                                                Roger W. Brittain
                                                William J.  Johnson
                                                James E. McCormick

Shareholder Return Performance Presentation

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's common stock against the total return of the Dow Jones Equity Market Index and the Dow Jones Secondary Oils Index for the calendar years 1992 through 1996. None of the companies on the Dow Jones Secondary Oils Index is included in the companies surveyed as to compensation levels by the independent consultants advising the Compensation
Committee of the Board of Directors. The Index is composed of thirteen companies, all of which are significantly larger than the Company, selected by Dow Jones & Company, Inc. to represent non-major oil producers that generally do the bulk of their business domestically. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on January 1, 1992 and that all dividends were reinvested. The closing sales prices of the Company's common stock on the last trading days of 1991 and 1996 were $6.75 and $17.375, respectively.



Line graph showing the Company, Dow Jones Equity Market Index, and Dow Jones Secondary Oils Index for December 31, 1991-1996, including the following data points (rounded to the nearest whole dollar):


                      12/31/91   12/31/92   12/31/93   12/31/94   12/31/95  12/31/96
                      --------   --------   --------   --------   --------  --------
Company                 $100       $153       $275       $234       $192      $285
DJ Equity                100        109        119        120        167       206
DJ Secondary Oils        100         98         99        110        106       123




                                       10

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--------------------------------------------------------------------------------


Employment Agreements and Change in Control Arrangements

         The Board of Directors has adopted a change in control protection plan under which the Company is authorized to enter into agreements with senior level employees (other than Mr. Snyder) providing for twelve months' continuation of salary and benefits if, within six months following a change of control of the Company, such employee terminates his employment with the Company for good reason, as defined, or is terminated by the Company other than for cause, as defined. Such agreements also provide that the Company will take such action as will be necessary to cause all stock options granted to the employee to become immediately exercisable. The Company has entered into such agreements with each of its officers other than Mr. Snyder. Under the change of control protection plan, all employees of the Company not party to such agreements (other than Mr. Snyder) who have completed one year of service with the Company would be entitled to continuation of salary and benefits for a period of three months after termination in similar circumstances. In addition, the Company's Deferred Compensation Plan for Select Employees provides that all Company contributions made on behalf of participants will become fully vested upon a change of control. Other than the foregoing, the Company has not entered into any employment contracts with any of its current officers.

         On April 15, 1997, the Company and Mr. Hargett executed an employment agreement (the "Employment Agreement") pursuant to which Mr. Hargett will serve as President and Chief Operating Officer of the Company, effective May 2, 1997. The Employment Agreement provides for (a) a minimum annual base salary of $325,000, (b) a minimum bonus for 1997 in the amount of $90,278, (c) a $50,000 payment to cover Mr. Hargett's expenses for relocating to Fort Worth and (d) an initial grant of a five-year option (vesting over three years) to purchase 200,000 shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock on May 2, 1997. The Employment Agreement has an initial four-year term, and unless either party terminates the Employment Agreement or provides notice that the term should not be extended, the term will be extended automatically for an additional one year period as of May 2 of each year (beginning on May 2, 1999). As a result, the Employment Agreement will generally have a remaining term of at least two years.

         If Mr. Hargett's employment is terminated by the Company without "cause" (as defined) or by Mr. Hargett because of a material breach of the Employment Agreement by the Company, a material reduction in his duties and responsibilities or the assignment to him of duties that are materially inconsistent with his positions with the Company, then (a) the Company will pay Mr. Hargett a lump sum equal to the aggregate base salary for the remaining term and (b) all stock options awarded to Mr. Hargett will become fully exercisable for a limited period of time. Mr. Hargett will also receive these termination benefits if he terminates his employment (i) for any reason whatsoever on or within 12 months after a "change in control" (as defined) or (ii) during the 60-day period commencing on May 2, 1999 because, in his judgment, and subject to the concurrence of the Compensation Committee, the scope of his authority within the Company is not appropriate. In addition, if any payment or distribution to Mr. Hargett, whether or not pursuant to the Employment Agreement, is subject to federal excise tax on "excess parachute payments," the Company is required to pay an additional amount so that Mr. Hargett receives, net of taxes, an amount sufficient to pay all such excise taxes.

Certain Transactions and Relationships

         In 1991, SOCO International, Inc.("SOCO International") was formed as a corporation 90% owned by the Company and 10% owned by Edward T. Story, who also became President of SOCO International. Mr. Story also held an option to increase his interest in SOCO International to 30%. During 1993, the Company purchased from Mr. Story the 10% of SOCO International held by him and canceled Mr. Story's option to purchase an additional 20% of the company. The purchase price, approximately $28,000, was equal to the cost of Mr. Story's investment in the Company. In connection with the purchase, the Company granted Mr. Story an option to purchase 10% of the shares of SOCO International, which has been financed primarily by Company loans, through April 1998 for $590,500. Mr. Story was appointed Vice President International of the Company and became a director in February 1996.

         In December 1997, following the sale of SOCO International's interest in Command Petroleum Limited to Cairn Energy plc ("Cairn") and in contemplation of a possible public offering of the Company's international operations during 1997, the Company reorganized SOCO International by transferring its assets to two subsidiaries. One subsidiary, SOCO International Holdings, Inc. ("Holdings") received 16.2 million shares of Cairn (having a market value exceeding $100

                                       11

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--------------------------------------------------------------------------------


million at the time). The other subsidiary, SOCO International Operations, Inc. ("Operations"), received all of SOCO International's other investments. In connection with the reorganization, Mr. Story assigned his option to acquire 10% of SOCO International and delivered notes totaling $590,500 (equal to the exercise price of the option) to Holdings and Operations and was issued 10% of the shares of each company. The notes are unsecured, bear interest at the rate of 1% per month and mature on April 10, 1998 (the expiration date of the option).

         Thomas J. Edelman resigned as a director and President of the Company in February 1997. Through May 1, 1997, Mr. Edelman will remain as an employee of the Company to assist in certain transitional matters. In connection with Mr. Edelman's resignation the Company has agreed, subject to negotiation and execution of definitive agreements, (a) to make severance payments at the rate of $30,000 per month through May 2000 and (b) that the 292,600 stock options previously granted to Mr. Edelman, at exercise prices ranging from $6 to $181/8 per share, would remain exercisable through March 1, 2002. It is expected that the Company and Mr. Edelman will also enter into a consulting agreement under which Mr. Edelman will agree, subject to his reasonable availability, to provide consulting and advisory services as may be requested by the Board of Directors or Chief Executive Officer of the Company. The consulting agreement is expected to provide for a monthly fee of $10,000 and have a term of three years, subject to the right of either party to terminate the agreement after one year on 30 days' notice. In addition, Mr. Edelman and the Company may from time to time enter into fee agreements relating to transactions Mr. Edelman identifies or on which he provides assistance to the Company. Mr. Edelman continues to serve as Chairman and a director of Patina.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that one sale by Mr. Steven M. Burr, Vice President--Engineering and Planning, of 500 shares of common stock in November 1996 was reported on December 18, 1996 and one sale by James H. Shonsey, Vice President--Finance, of 16,650 shares of common stock in December 1996 was reported on February 12, 1997.

Approval of 1989 Stock Option Plan, as amended

         The Company maintains its 1989 Stock Option Plan (the "Plan") both to retain executives and other key employees and to motivate them to improve long-term stock market performance. Under the Plan options to acquire up to 3,000,000 shares of common stock may be outstanding at any time. As of April 4, 1997, options to acquire 2,111,990 shares of common stock were outstanding under the Plan.

         Information relating to options awarded to the Named Officers during 1996 is set forth above under "Stock Options." During 1996 options for 517,050 shares of Common Stock were granted under the Plan, at exercise prices ranging from $9.375 per share to $10.625 per share, including 160,400 options granted to the Named Officers as a group and 238,400 options granted to all executive officers as a group.

         Options for 612,600 shares of Common Stock have been granted to 80 officers and key employees under the Plan to date during 1997 all at an exercise price of $16.125 per share, including options granted to Messrs. Snyder, Edelman, Story, Forbes and Waller to purchase 77,000, 72,000, 21,500, 35,000 and 22,000 shares respectively, and 328,900 options granted to all executive officers as a group.

         The following summary of the Plan and the proposed amendments to the Plan is qualified in its entirety by the full text of the Plan. Stockholders may obtain a copy of the Plan and the amendments on request to the Company at 777 Main

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--------------------------------------------------------------------------------


Street, Suite 2500, Fort Worth, Texas 76102, Attention: Investor Relations. For additional information regarding option awards to certain officers, see "Stock Options," above.

         The proposed amendments to the Plan (the "Proposed Amendments") include provisions which (i) limit the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to 450,000, commencing with the 1997 calendar year, and (ii) require the Compensation Committee to be constituted to comply with the requirements of
Section 162(m) of the Internal Revenue Code (the "Code"), as described below. These provisions are intended to preserve the Company's ability to deduct, for
U. S. income tax purposes, compensation recognized by certain optionees upon exercise of a nonqualified stock option or upon a disqualifying disposition of an incentive stock option. Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, at the end of the taxable year. Compensation with respect to stock options will be excluded from this deduction limit if it satisfies certain requirements, including the following: (i) the stock options must be granted at an exercise price not lower than fair market value at date of grant; (ii) the stock option grant must be made by a compensation committee composed of two or more "outside directors" within the meaning of Section 162(m); (iii) the plan under which the stock option is granted must state the maximum number of shares with respect to which options may be granted during a specified period to any individual; and
(iv) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, shareholders in a separate vote prior to payment. Prior to the Proposed Amendments, the Plan did not have any limitation on the maximum number of shares with respect to which options may be granted to any individual.

The following is a summary of the material provisions of the Plan that are not affected by the Proposed Amendments.

         The Plan provides for the granting of options to purchase shares of Common Stock to certain key employees of the Company, including officers and directors who are also employees of the Company or its affiliates, and certain other persons who are not employees or directors of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company or its affiliates. The Plan permits options to acquire up to 3,000,000 shares of Common Stock, subject to certain adjustments described below, to be outstanding at any time. Subject to such limitation, there is no limit on the absolute number of awards that may be granted during the life of the Plan. Currently, there are approximately 80 employees of the Company who, in management's opinion, would be considered eligible to receive grants under the Plan, although fewer employees may actually receive grants.

         The Plan is administered by a committee (the "Committee") of independent members of the Board of Directors which has the authority to award options and to determine the terms and conditions (which need not be identical) of such options, including the persons to whom, and the time or times at which, options will be awarded, the number of options to be awarded to each such person, the exercise price of any such options and the form, terms and provisions of any agreement pursuant to which such options are awarded.

         The Committee determines the terms under which an option becomes exercisable and the period, not exceeding ten years from the date of grant, during which the option may be exercised. To date, substantially all options granted under the Plan have had a term of five years from the date of grant, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years.

         Any option may be either incentive or non-incentive stock options depending on the terms of such options. The exercise price of the shares of stock covered by an incentive stock option may not be less than the fair market value of stock on the date of award and the exercise price of the shares of stock covered by each option that is not an incentive stock option may not be less than 50% of the fair market value of the stock on the date of award. The exercise price of all options granted to date has been equal to the fair market value on the date of award. Under the Plan, the aggregate fair market value (determined as of the time an option is granted) of stock for which incentive stock options may be granted to an individual that are exercisable for the first time in any one year may not exceed $100,000.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------


         Payment for stock issued upon the exercise of an option may be made in cash or, with the consent of the Committee, in whole shares of stock owned by the holder of the option for at least six months prior to the date of exercise or partly in cash and partly in such shares of stock. If payment is made, in whole or in part, with previously owned shares of stock, the Committee may issue to such holder a new option for a number of shares equal to the number of shares delivered by such holder to pay the exercise price of the previous option having an exercise price equal to not less than 100% of the fair market value of the stock on the date of such exercise. To date, the Committee has not issued any new options under this provision.

         No tax obligation will arise for the optionee or the Company upon the granting of either incentive stock options or non-qualified stock options under the Plan. Upon exercise of a non-qualified stock option, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the stock acquired over the exercise price of the option. Thereupon, the Company will, subject to the provisions of
Section 162(m) of the Code, be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Any additional gain or loss realized by an optionee on disposition of the shares generally will be capital gain or loss to the optionee and will not result in any additional tax deduction to the Company.

         Upon the exercise of an incentive stock option, and optionee recognizes no immediate taxable income. The tax cost is deferred until the optionee ultimately sells the shares of stock. If the optionee does not dispose of the option shares within two years from the date the option was granted and within one year after the exercise of the option, and the option is exercised no later than three months after the termination of the optionee's employment, the gain or the sale will be treated as long term capital gain. Subject to the limitations in the Plan, certain of these holdings periods and employment requirements are liberalized in the event of the optionee's death or disability while employed by the Company. The Company is not entitled to any tax deduction, except that if the stock is not held for the full term of the holding period outlined above, the gain on the sale of such stock, being the lesser of (i) the fair market value of the stock on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the option price, will be taxed to the optionee as ordinary income and, subject to the provisions of Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount. Any additional gain or loss realized by an optionee upon disposition of shares prior to the expiration of the full term of the holding period outlined above, generally will be capital gain or loss to the optionee and will not result in any additional tax deduction to the Company. The "spread" upon exercise of an incentive stock option constitutes a tax preference item within the computation of the "alternative minimum tax" under the Code. The tax benefits which might otherwise accrue to an optionee may be affected by the imposition of such tax if applicable to the optionee's individual circumstances.

         To the extent that an optionee pays all or part of the option price by tendering shares of common stock owned by the optionee, the rules described above apply, except that a number of shares received upon the exercise equal to the number of shares surrendered as payment of the option price will have the same basis and tax holding period as the shares of common stock tendered.

         As discussed above, Section 162(m) of the Code may limit the Company's ability to claim a corporate deduction upon exercise of a non-incentive option or upon the disqualifying disposition of an incentive option. In general terms,
Section 162(m) denies a corporate deduction for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer at the end of the taxable year. Certain compensation, including certain performance-based compensation, will be excluded from this deduction limit. Compensation with respect to stock option plans that satisfy certain criteria will be considered performance-based and will be excluded from the compensation taken into account for purposes of the $1 million deduction limit. Consequently, the Company may not be permitted to claim a corporate deduction for the full amount realized upon exercise of options by the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, at the end of that tax year in the event that the compensation with respect to the options exercised is not treated as performance-based for purposes of Section 162(m).

         Approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote. A stockholder's abstention from voting will be counted in determining whether such a majority vote was cast only if such shareholder is so represented. Abstentions by shareholders not so represented and broker non-votes will be disregarded.

Snyder Oil Corporation

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 1997
--------------------------------------------------------------------------------

         The  Board  of  Directors  believes  that the  proposal  is in the best
interests  of  the  Company  and  its   stockholders  and  recommends  that  the
stockholders vote FOR approval of the Plan as amended.

Other Business

         The Board does not know of any business to be presented for consideration at the Annual Meeting other than as stated in the Notice. It is intended, however, that the persons authorized under the accompanying proxy will, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

Submission of Proposals by Stockholders

         In order to be eligible for inclusion in the Company's proxy statement for the 1998 Annual Meeting of Stockholders, any proposal of a stockholder must be received by the Company at its principal executive office in Fort Worth, Texas by December 23, 1997.

Relationship with Independent Auditors

         Arthur Andersen LLP is the principal accountant selected by the Company. Representatives of such firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Annual Report and Form 10-K

         The 1996 Annual Report of the Company for the fiscal year ended December 31, 1996, including audited financial statements, is being forwarded to each stockholder of record as of April 4, 1997, together with this Proxy Statement.

         A copy of the Company's annual report on Form 10-K for 1996, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders on request to:

         Snyder Oil Corporation
         777 Main Street
         Fort Worth, Texas  76102
         Attention: Investor Relations

Other Matters

         The accompanying form of proxy has been prepared at the direction of the Company, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

         The Board of Directors of the Company urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.


                                   SNYDER OIL CORPORATION
                                   By Order of the Board of Directors

                                   /s/ Peter E. Lorenzen
                                   -----------------------
                                   Peter E. Lorenzen
                                   Secretary
Fort Worth, Texas
April 21, 1997

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             SNYDER OIL CORPORATION

     The undersigned hereby appoints Peter E. Lorenzen, Rodney L. Waller and Richard A. Wollin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Snyder Oil Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 21, 1997 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

                                                           Please mark
                                                          your votes as
                                                           indicated in
                                                           this example  /X/

The Board of Directors recommends a
vote FOR items 1 and 2.

Item 1-Election of Directors            WITHHELD
       Nominees:                   FOR  FOR ALL
                                   / /    / /
       Roger W. Brittain
       William G. Hargett
       John A. Hill                                        FOR  AGAINST  ABSTAIN
       William J. Johnson          ITEM 2-APPROVAL OF THE  / /    / /     / /
       B. J. Kellenberger                 EMPLOYEE STOCK
       Harold R. Logan, Jr.               OPTION PLAN, AS
       James E. McCormick                 AMENDED
       John C. Snyder
       Edward T. Story


WITHELD FOR: (Write that nominee's name in the space provided below)

--------------------------------------------------------------------

Signature                          Signature                        Date
         --------------------------         ------------------------    --------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.